Exhibit 10.1

TERM SHEET FOR GIANT SLAYER MEDIA LLC

This term sheet (this “Term Sheet”), dated as of October 6, 2025, sets forth the principal terms and conditions governing the joint venture between 2521 Entertainment, LLC (“2521”) and Angel Studios, Inc. (“Angel”) (together, the “JV Partners”) through their existing Delaware limited liability company, Giant Slayer Media LLC (the “Company” or the “JV”), which has been formed to acquire and exploit the intellectual property relating to the animated feature film DAVID, the associated works, and certain other ancillary rights and obligations, by means of a purchase of substantially all of the assets (the “Purchased Assets”) of Slingshot USA, LLC (the “Seller”).

Except as expressly provided herein, this Term Sheet shall be nonbinding until the JV executes the Asset Purchase Agreement (the “APA”) with the Seller, at which time it shall automatically become fully binding on the JV Partners (and, upon its formation, the JV) and enforceable in accordance with its terms. The APA shall be in form and substance reasonably acceptable to each JV Partner and shall provide for the consummation of the transactions contemplated herein, including, either directly or pursuant to an ancillary agreement, the dismissal of the current lawsuit brought by the Seller against Angel. The JV Partners also anticipate entering into (a) a mutually agreed distribution agreement between Angel (or one of its affiliates) and the Company (the “Distribution Agreement”) and (b) a mutually agreed limited liability company agreement for the JV (the “LLCA”), each in form and substance reasonably acceptable to both JV Partners. In connection with the preparation and execution of the Distribution Agreement, the exploitation of all intellectual property relating to Young David shall be determined by the JV Partners.

Formation:	The Company, Giant Slayer Media LLC, was formed on October 2, 2025, under the laws of the State of Delaware and is duly organized and validly existing in good standing.
Purpose:	To acquire, own, develop, produce, distribute, license, and otherwise exploit the Purchased Assets on a worldwide basis.
Acquisition Price:	The JV will acquire the Purchased Assets for US$77,917,158.92 in cash.
Ownership of Purchased Assets and Assignment:

Except as may be otherwise provided in the Distribution Agreement:

(a) the Company shall acquire ownership of the Purchased Assets under the APA; (b) each JV Partner hereby agrees to assign, and shall cause its Affiliates and personnel to assign, to the Company all right, title, and interest in and to any derivative works, sequels, prequels, spinoffs, or other works based on or derived from the Purchased Assets, and (c) all such rights shall automatically vest in the Company without further action.

Initial Capital Contributions:	• 2521 shall contribute US$46,550,473.41 and Angel shall contribute US$31,366,685.51 in cash.

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•      In addition, Angel shall be credited, as a capital contribution, an amount equal to $2,342,277 on account of its previous investments in Seller.

•      As a result, Angel’s total initial capital contribution shall be $33,708,962.51.

Each JV Partner shall fund its respective capital contribution in cash to the JV (or, if applicable, directly to the Seller on behalf of the JV in connection with the APA closing) in the amounts set forth above concurrently with the closing of the APA, by wire transfer of immediately available funds to the account(s) designated in writing. The JV Partners acknowledge that such funding shall constitute the full satisfaction of each JV Partner’s initial capital contribution obligations hereunder and such payment shall be deemed, and shall automatically constitute, a capital contribution to the Company by such JV Partner to the extent paid on its behalf.

Additional Capital Contributions:	Except for the initial capital contributions, no JV Partner shall be required to make any additional capital contributions to the Company. If the Board determines that additional capital is desirable, any JV Partner may, but shall not be obligated to, contribute additional amounts on terms to be agreed by the JV Partners at that time.
Equity Ownership:

Equity interests in the JV will be issued to the JV Partners as follows:

(a) 2521 (US$46,550,473.41); and (b) Angel (US$33,708,962.51)

inclusive of the Angel cash contribution and its previous investment in Seller, in each case pro rata to their respective contributions, resulting in an equity split of 58% to 2521 and 42% to Angel.

Board of Managers:	Four (4) managers; two appointed by each JV Partner.
Voting and Governance:

Majority vote of the board, provided that “Major Decisions” require the approval of at least one manager appointed by each JV Partner, including:

•      approval of annual budgets and business plans;

•      incurrence of debt outside the ordinary course;

•      issuance of equity interests;

•      any sale, license, or disposition of the Purchased Assets;

•      related-party transactions; and

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•      dissolution or liquidation of the JV.

Only holders of equity interests with governance rights shall be entitled to appoint managers and to vote on board matters. Upon any conversion of a JV Partner’s equity interests into economic interests pursuant to “Priority Payment & Guaranty” below, such JV Partner shall automatically lose all rights to participate in the management or business affairs of the Company, including the right to appoint or remove managers, and any board seats held by such JV Partner’s appointees shall be deemed resigned as of the effective date of such conversion. Such vacancies may be filled by the other JV Partner in its sole discretion.

The governance structure described in this section shall apply and be deemed effective immediately upon the Term Sheet becoming binding pursuant to the “Binding Effect” section and shall continue in effect until replaced by the governance provisions of the definitive LLCA.

Deadlock:	If the board is deadlocked on a Major Decision and cannot resolve within 60 days, either JV Partner may initiate a non-binding, private mediation and both JV Partners shall participate in such mediation in good faith.
Officers:	Day-to-day operations delegated to officers appointed by the board.
Distribution of Purchased Assets:

The JV Partners acknowledge and agree that Angel (or its relevant affiliate, “Angel Distribution”) shall act as distributor of the Purchased Assets pursuant to the Distribution Agreement. The Distribution Agreement will supersede and replace the original content distribution agreement between Slingshot, Angel and MINNO as amended. Notwithstanding the foregoing, any and all rights related to video games shall not be included in the rights granted to Angel Distribution pursuant to the Distribution Agreement.

The Distribution Agreement shall contain customary representations, warranties, events of default, which shall include, without limitation, a Minimum Payment Default (as hereinafter defined), a Priority Payment Default (as hereinafter defined), a Guaranty Default (as hereinafter defined), and the insolvency or bankruptcy of Angel or Angel Distribution, and termination rights.

The Distribution Agreement will also contain a first right to allow MINNO to finance future Young David episodes (“MINNO First Right”) and shall contain credit provisions precluding MINNO’s logo on versions appearing on the Angel platform and related marketing and precluding Angel’s logo on versions housed on the MINNO

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platform and related marketing. The MINNO First Right shall not be assignable without JV Partner approval.
Credits:

2521 shall be entitled to the following screen credits, subject to customary placement and size consistent with industry practice:

•      an animated logo credit appearing immediately following Angel Studios’ logo credit;

•      up to three (3) Executive Producer credits on a shared card with one another, the exact number of which shall be determined by the JV in its sole discretion, provided that 2521 shall receive the same number of Executive Producer credits as Angel Studios; and

•      a static logo credit in the end titles and in advertising and promotional materials where comparable company logos customarily appear.

The JV shall have the right, in its reasonable discretion, to accord lesser or modified credit if required by distribution or exhibition standards or as otherwise consistent with industry custom and practice.

Priority Payment & Guaranty:

Priority Payment Amount. Angel Distribution shall covenant in the Distribution Agreement to make aggregate payments to the JV equal to $46,550,473.41, plus the greater of (a) a fixed return equal to twenty percent (20%) of such amount or (b) an annualized return of thirteen percent (13%) compounding (collectively, the “Regular Interest”), together with any Default Interest (as defined below). The aggregate of such amounts is referred to herein as the “Priority Payment Amount,” and shall be payable during the first five (5) years following the closing of the APA.

Minimum Payment Amount and Default Interest.

•      Minimum Payment Obligations. Angel Distribution shall covenant to make the following minimum payments to the JV (the “Minimum Payment Obligations”):

o      $10,000,000 in Year 1;

o      $15,000,000 in Year 2 (provided that such payment shall not cause aggregate payments to exceed the Priority Payment Amount); and

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o     the balance of the Priority Payment Amount in Year 3.

•       Application of Payments. All payments received by the JV shall be applied as follows:

o      first, to accrued and unpaid Default Interest (if any);

o      second, to accrued and unpaid Regular Interest;

o      third, to past-due principal; and

o      fourth, to current principal.

•      Minimum Payment Default. A “Minimum Payment Default” occurs if any Minimum Payment Obligation is not made when due.

•      Default Interest. Upon a Minimum Payment Default, the unpaid shortfall shall accrue interest at a rate of seven percent (7%) compounding (“Default Interest”). For the avoidance of doubt, Default Interest shall be in addition to, and not in lieu of, the Regular Interest, and shall accrue on all overdue amounts until paid in full.

Priority Payment Default.

•      Events of Priority Payment Default. A “Priority Payment Default” shall occur if:

o      Angel Distribution pays less than fifty percent (50%) of any scheduled principal installment; or

o      by the end of Year 3, Angel Distribution has paid less than $40,000,000 to the JV.

•      Remedies. Upon a Priority Payment Default, 2521 may, in its sole discretion and without the consent of Angel Studios, take any or all of the following actions, which shall be cumulative and not exclusive:

o     convert Angel Studios’ membership interest in the JV into an economic interest only (with no remaining voting or management rights);

o      terminate the Distribution Agreement (other than specified surviving obligations, which shall include all

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payment, Interest, Default Interest, and indemnification provisions); and

o      pursue any and all other remedies available at law or in equity.

Angel Studios Guaranty.

•      Springing Guaranty. If, by the end of Year 5, Angel Distribution has failed to pay to the JV the full Priority Payment Amount, then the accrued and unpaid balance (the “Guaranteed Obligations”) shall automatically become the immediate and direct obligation of Angel Studios. Angel Studios shall thereafter be jointly and severally liable with Angel Distribution for the Guaranteed Obligations, together with all accrued and unpaid Regular Interest and Default Interest thereon, until the date of indefeasible payment in full.

•      Guaranty Default. A failure by Angel Studios to promptly pay the Guaranteed Obligations upon demand shall constitute a “Guaranty Default,” which shall also be deemed an Event of Default under the Distribution Agreement, entitling 2521 to all remedies available to it, including termination of the Distribution Agreement. Angel insolvency shall also be deemed an Event of Default triggering the same remedies.

•      Reinstatement. The obligations of Angel Studios hereunder shall be reinstated if and to the extent that any payment of the Guaranteed Obligations is rescinded, voided, or otherwise required to be returned by the JV (whether by reason of insolvency, bankruptcy, reorganization, fraudulent conveyance, or otherwise), all as though such payment had not been made.

MINNO Obligations:	The JV Partners shall grant Winsome Truth, Inc. (dba “MINNO”) a first right to fully finance the production of any future Young David episodes that Company may wish to undertake and any MINNO financed episodes shall be licensed to the MINNO platform. under its original content distribution agreement with Slingshot as amended (net of the $789,267 paid to MINNO upon APA closing). Angel shall similarly fulfill any surviving obligations to crowd investors (e.g., gifts/perks) and shall be allowed to treat the cost of such fulfillment as a permitted distribution expense under the Distribution Agreement.
JV Distributions:	All Proceeds under the LLCA shall be applied as follows:

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•       First, to satisfy and credit amounts payable by Angel Distribution to the JV in respect of the Priority Payment Amount (including Regular Interest and Default Interest) pursuant to the Distribution Agreement, until indefeasible payment in full of the Priority Payment Amount has been received by the JV; provided, that amounts distributed under this clause shall be applied in accordance with the payment application waterfall set forth in the Distribution Agreement;

Second, 100% to Angel until recovery of its $33,708,962.51 contribution (inclusive of its credited investment in Seller) plus a premium equal to SOFR plus three percent (3%);

•      Third, 100% to Angel until it has received a distribution equal to 50% for revenue related to Guild watch time of content generated from the Purchased Assets (“Angel Guild Revenue”) and 33% for all other sources of revenue relating to the Purchased Assets (as a clawback of distribution fees that Angel would customarily receive pursuant to a typical distribution agreement with filmmakers, but which is expected to be excluded from the Distribution Agreement); and

•      Thereafter, all Proceeds from licensing revenues under the Distribution Agreement are split 33% to Angel and 67% pro rata to the JV under the Distribution Agreement and then shared by the JV Partners pro rata under the LLCA based on equity ownership. Also, all Angel Guild Revenue shall be split 50% to Angel and 50% to the JV under the Distribution Agreement and then shared by the JV Partners pro rata based on equity ownership under the LLCA.

For purposes of the distribution waterfall:

•      “Proceeds” means for purposes of the LLCA all net cash proceeds of the Company from exploitation of the Purchased Assets, less (a) Company operating expenses (for clarity will not include P&A expenses which will be recouped before under the Distribution Agreement) and (b) reserves established by the Board.

•      “SOFR” means the CME Term Secured Overnight Financing Rate (3-month tenor) as published by the Federal Reserve Bank of New York (or a successor administrator) on the first

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U.S. Government Securities Business Day of each calendar quarter.
Non-Compete:	Each JV Partner agrees that, during continuing existence of the Company in which both JV Partners remain members, neither it nor any of its controlled Affiliates will develop, produce, finance, distribute, or exploit any animated biblical feature film or series that directly competes with the DAVID intellectual property, without the prior written consent of the Board. This restriction shall not prevent either JV Partner from continuing to engage in their existing businesses as conducted as of the date hereof, provided such activities do not materially diminish the value of the DAVID intellectual property.
Transfers:

Restrictions. No JV Partner may transfer any equity or economic interest in the Company without the consent of the other, except for transfers to affiliates subject to customary restrictions. Economic interests resulting from the conversion of a JV Partner’s equity interests shall remain subject to these transfer restrictions but shall not carry any governance or board appointment rights.

Right of First Refusal. Any proposed third-party transfer shall first be offered to the non-transferring JV Partner on the same terms. If the non-transferring JV Partner declines, it shall have customary co-sale (tag-along) rights as set forth below.

Tag-Along Rights. If either JV Partner (the “Selling Partner”) proposes to transfer all or a portion of its equity interest in the JV to a third party, the other JV Partner (the “Non-Selling Partner”) shall have the right, exercisable by notice within 20 business days, to participate in such transfer on a pro rata basis (based on relative ownership percentages) and on the same terms and conditions. The Selling Partner shall ensure that the proposed transferee purchases the Non-Selling Partner’s interests as elected.

Exits:	A sale of the JV or the Purchased Assets requires mutual consent; provided, however, that either JV Partner may initiate a sale process after year 5 from the first commercial release of a feature motion picture relating to the Purchased Assets, subject to tag-along rights.

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Tax Matters:	The JV Partners agree that the Company shall be treated as a partnership for U.S. federal and state income tax purposes, unless otherwise determined by the Board. Angel shall act as the “partnership representative” (within the meaning of Section 6223 of the Internal Revenue Code) and shall keep 2521 reasonably informed of all material tax matters and elections. Each JV Partner shall provide the Company with such information as is reasonably required to comply with applicable tax reporting obligations. The JV Partners will consult with their tax advisors in connection with preparing the applicable definitive agreements.
Information and Audit Rights:

The Company shall deliver to each JV Partner (a) quarterly unaudited financial statements within forty-five (45) days after quarter-end,

(b) annual audited financial statements within ninety (90) days after year-end, (c) annual operating budgets and business plans for Board approval, and (d) quarterly reports showing all revenues, expenses, and payments applied against the Minimum Payment Schedule, including distribution reports from Angel. Each JV Partner shall also have customary rights to inspect the Company’s books, records, and accounts upon reasonable notice during normal business hours, and may, at its expense, cause an independent auditor to examine the books and records of the Company and of Angel relating to distribution of the Purchased Assets no more than once per fiscal year.

Insurance:	The Company shall, at its expense, maintain customary insurance coverage, including but not limited to production insurance, errors and omissions insurance, general liability insurance, and key person insurance for directors and officers and other personnel as reasonably required. Coverage amounts, deductibles, and carriers shall be approved by the Board.
Documentation:

The JV Partners shall negotiate in good faith and execute customary definitive agreements to implement the terms of this Term Sheet, including the APA, the JV agreement, and the Distribution Agreement, each in form and substance reasonably acceptable to both JV Partners. The Distribution Agreement shall expressly provide that, notwithstanding termination or expiration, all obligations relating to payment of the Priority Payment Amount (including Regular Interest and Default Interest), indemnification, and related remedies shall survive in full until indefeasible payment in full of such obligations.

Notwithstanding the execution of any definitive agreement contemplated hereby, this Term Sheet shall remain binding and enforceable to the extent its terms are not expressly superseded by such definitive agreement.

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Further Assurances:	Each JV Partner shall, in good faith and without undue delay, execute and deliver such additional documents and take such further actions as may be reasonably necessary or appropriate to carry out the purposes and intent of this Term Sheet and to effectuate the transactions contemplated herein, and shall not unreasonably withhold, condition, or delay any consent, approval, cooperation, or signature required to give full effect to this Term Sheet.
Confidentiality:	Each JV Partner shall keep confidential and shall not disclose to any third party (other than its affiliates, advisors, investors, or financing sources, subject to customary confidentiality obligations) any non- public information concerning the Company, including its business plans, budgets, financial information, and the Purchased Assets, except as required by law, regulation, or legal process, or as otherwise approved by the Board. This obligation is in addition to, and not in limitation of, the confidentiality of this Term Sheet itself.
Exclusivity:	Each JV Partner agrees not to solicit, negotiate, or enter into any agreement with any other party regarding a transaction involving the Purchased Assets until the earlier of (a) the execution and closing of the APA, (b) termination of this Term Sheet by mutual written agreement of the JV Partners, and (c) 180 days after the execution of the Term Sheet if the closing of the APA has not occurred by that date.
Binding Effect:	This Term Sheet shall become fully binding upon the JV Partners (and the JV) automatically upon execution of the APA by the JV and the Seller. Prior to such execution, this Term Sheet shall be nonbinding except for the Sections bearing the following headings: “Confidentiality,” “Exclusivity,” “Governing Law,” “Binding Effect,” and “Signatory Authority.” Upon the JV’s execution of the APA, this Term Sheet shall constitute a binding and enforceable agreement of the JV Partners and shall remain in full force and effect unless and until superseded or amended by the definitive Limited Liability Company Agreement, the Distribution Agreement, or any other definitive agreement expressly entered into by the JV Partners to implement the transactions contemplated herein. For clarity: (a) the execution of the APA by the JV shall be the only condition precedent to the binding effect of this Term Sheet; (b) thereafter, each JV Partner shall be obligated to perform its respective commitments set forth herein; and (c) the remedies and default provisions set forth in this Term Sheet (including those under “Priority Payment & Guaranty”) shall be enforceable to the same extent as if contained in a definitive agreement.
Term and Termination:	This Term Sheet shall remain in effect from the date it becomes binding pursuant to the “Binding Effect” section until the earlier of

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(a) the execution of the definitive Limited Liability Company Agreement and the Distribution Agreement, or (b) the mutual written agreement of the JV Partners to terminate it.

Termination of this Term Sheet shall not affect any rights or obligations that have accrued prior to such termination. The provisions of this Term Sheet that by their nature are intended to survive termination or expiration, including without limitation those relating to payment, confidentiality, indemnification, dispute resolution, and governing law, shall so survive in accordance with their terms.

Liability and Indemnification:	Except for obligations expressly set forth herein to make payments or to perform under the Priority Payment & Guaranty provisions, or in the case of fraud or willful misconduct, neither JV Partner shall be liable to the other for any consequential, incidental, special, exemplary, punitive, or indirect damages arising from or relating to this Term Sheet. Each JV Partner shall indemnify, defend, and hold harmless the other and its Affiliates, managers, officers, and employees from and against any and all losses, liabilities, damages, and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach by such JV Partner of its obligations under this Term Sheet.
Dispute Resolution and Remedies:	Any dispute, claim, or controversy arising out of or relating to this Term Sheet shall be resolved in the district courts in New Castle County, Delaware (or such other location as the JV Partners may mutually agree) and shall be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles. Judgment on the award may be entered in any court of competent jurisdiction. Nothing in this Term Sheet prevents either JV Partner from seeking temporary, injunctive, or other equitable relief in any court of competent jurisdiction to prevent irreparable harm pending any final award. Any requested injunctive relief shall not extend to Angel’s exhibition or exploitation of the Purchased Assets unless a Priority Payment Default has occurred. Each JV Partner shall bear its own costs and attorneys’ fees, except as otherwise determined by the final award. Each JV Partner hereby waives right to a jury trial in any dispute, claim, or controversy arising hereunder.
Governing Law:	This Term Sheet and any disputes hereunder shall be governed by the laws of the State of Delaware.
Authority and No Conflicts:	Each JV Partner represents and warrants that (a) it has full power and authority to enter into this Term Sheet and to perform its obligations hereunder, and that the execution, delivery, and performance of this Term Sheet do not and will not conflict with or result in a breach of

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any other agreement, contract, or obligation binding upon such JV Partner, and (b) the individual signing this Term Sheet on its behalf is duly authorized to bind such JV Partner, and no further approvals are required. Each JV Partner shall cause appropriate resolutions or consents of its governing body to be executed concurrently with this Term Sheet.
Entire Agreement:	This Term Sheet constitutes the entire agreement between the JV Partners with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, letters of intent, discussions, and understandings, whether written or oral, relating to the subject matter hereof, until such time as it is expressly superseded by the definitive Limited Liability Company Agreement or Distribution Agreement.
Counterparts:	This Term Sheet may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Signatures Follow

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IN WITNESS WHEREOF, the JV Partners have caused this Term Sheet to be executed by its duly authorized signatories as of the date first written above.

ANGEL STUDIOS, INC.	2521 ENTERTAINMENT LLC

/s/ Jordan Harmon	/s/ Tyler Zacharia
By: Jordan Harmon	By: Tyler Zacharia
Title: President	Title: Manager

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